Exhibit 99

February 1, 2013

Dear Shareholder:

Enclosed (unless you have direct deposit) is your $.03 per share dividend for February 1, 2013.

Our preliminary earnings for the year 2012 were $5,579,000 or $.57 per share available to common shareholders. This compares to $3,958,000 for the year 2011 or $.36 per share available to common shareholders, a 58% increase in availability to common shareholders.

The improvement in earnings is largely a result of the decrease in the provision for loan losses. The 2012 provision was $6,400,000 compared to $9,800,000 for 2011. We see, and hope to continue to see, gradual improvement in the economies of our markets and improving financial health of many of our customers who were challenged by the downturn. It’s been a long road for many.

Our net interest income for 2012 was $40,578,000 compared to $41,361,000 for 2011 or a decrease of approximately 1.9%. This occurred in spite of gross loan balances increasing from $785,268,000 at year-end 2011 to $816,675,000 at year-end 2012. We have reported in earlier letters that as this interest rate environment continues, we will see pressure on net interest income or margin. As you are well aware, deposit rates are at an all time low with very little available downward movement. The rates at which we can put these dollars to work in loans and investments have had the same, if not greater, downward pressure. While we have been in this rate environment for what seems to be a very long time, rates will eventually rise. We have positioned ourselves for, and have managed our company with a view towards, the long-term prospects of rising rates.

Operationally, our non-interest income was up 6.1% to $11,082,000 and our non-interest expenses were up only 2.0% to $37,956,000. Our wealth management department, which recently surpassed $400,000,000 in managed money, contributed over $2,000,000 in revenue for 2012.

The annual report, containing much more information and detail will be released in mid-March. As always, if you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller

President & C.E.O.

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.